Exhibit 99.3

News

For Immediate Release

EP Energy Announces Commencement of Tender Offer for its 6.875% Senior Secured Notes Due 2019

HOUSTON, TEXAS, May 19, 2015—EP Energy LLC (“EP Energy”), a wholly-owned subsidiary of EP Energy Corporation (NYSE: EPE), today announced that it has commenced a cash tender offer (the “Offer”) for any and all of the $750 million aggregate principal amount of its outstanding 6.875% Senior Secured Notes due 2019 (the “Notes”). The Offer is scheduled to expire at 5:00p.m., New York City time, on May 27, 2015, unless extended or earlier terminated (the “Expiration Time”).  Other information relating to the Offer is listed in the table below.

Notes	CUSIP Number	Principal Amount of Notes Outstanding as of May 19, 2015	Notes Consideration(1)
6.875% Senior Secured Notes due 2019	CUSIP No. 29977H AD2; ISIN US29977HAD26	$750,000,000.00	$1,037.88

(1)                                 Per $1,000 principal amount of Notes and excluding accrued and unpaid interest.  Holders will receive in cash an amount equal to accrued and unpaid interest in addition to the Notes Consideration.

Holders of Notes that are validly tendered and accepted at or prior to the Expiration Time will receive in cash the total consideration of $1,037.88 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the settlement date.

The Offer is contingent upon, among other things, EP Energy’s successful completion of one or more debt securities offerings in an amount sufficient to fund the purchase of validly tendered Notes accepted for purchase in the Offer and to pay all fees and expenses associated with such financing and the Offer. The Offer is not conditioned on any minimum amount of Notes being tendered. The Company may amend, extend or terminate the Offer, in its sole discretion. Tendered Notes may be withdrawn any time prior to the Expiration Time.

The terms and conditions of the Offer are described in the Offer to Purchase, dated May 19, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”).

Additional Information

EP Energy has retained RBC Capital Markets, LLC to act as the Dealer Manager for the Offer. D. F. King & Co. is the Information Agent and Tender Agent for the Offer. Questions regarding the Offer should be directed to RBC Capital Markets, LLC at (212) 618-7822 (collect) (877) 381-

2099 (toll-free).  Requests for documentation should be directed to D. F. King & Co. at EPE@dfking.com, (877) 478-5041 (toll-free) or (212) 269-5550 (collect).

Copies of the Offer to Purchase and the related notice of guaranteed delivery are also available at the following web address:  http://www.dfking.com/epe

This press release is for informational purposes only.  The Offer is being made solely by the Offer to Purchase.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.  Any offers of concurrently offered securities will be made only by means of a private offering memorandum.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of EP Energy by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

None of EP Energy, the Information Agent, the Tender Agent, the Dealer Manager or any of their respective affiliates makes any recommendation as to whether holders should tender or refrain from tendering their Notes, and no person or entity has been authorized by any of them to make such a recommendation.  Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain — exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, EP Energy’s ability to complete the Offer, the supply and demand for oil, natural gas and NGLs; changes in commodity prices and basis differentials for oil and natural gas; EP Energy’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proven undeveloped reserves and unproved resources; EP Energy’s ability to comply with the covenants in various financing documents; EP Energy’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers general economic and weather conditions in geographic regions or markets served by EP Energy, or where operations of EP Energy are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in EP Energy’s Securities and Exchange Commission filings. While EP Energy makes these statements and projections in good faith, neither EP Energy nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.